As filed with the Securities and Exchange Commission on March 9, 2007 Registration File Number: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRO FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

FLORIDA
(State or other jurisdiction of incorporation or organization)

59-3535315
(IRS Employer Identification No.)

536 North Monroe St., Tallahassee, Florida 32301, (850) 383-8107
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

B. Bryan Robinson
President and Chief Executive Officer
536 North Monroe St
Tallahassee, Florida 32301
(850) 383-8107
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:
Herbert D. Haughton, Esq. or Richard L. Pearlman, Esq.
Igler & Dougherty, P.A.
2457 Care Drive
Tallahassee, Florida 32308
Telephone: (850) 878-2411
Facsimile: (850) 878-1230

Immediately, after this Registration Statement becomes effective
(Approximate date of proposed sale to the public)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, Please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. . ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Offering price per share	Aggregate offering price (2)	Amount of registration fee
Common stock	1,400,000 shares	$10.00	$14,000,000	$429.80
Common stock underlying warrants	1,400,000 shares	$10.00	$14,000,000	$429.80
Warrants to purchase common stock	1,400,000 warrants	$0.00	$0	$0.00

(1)
Up to 1,400,000 units composed of one share of common stock and one warrant to purchase one share of common stock. Units will not be issued or certificated. Shares and warrants will be issued and certificated separately.

(2)	Estimated solely for the purpose of calculating the registration fee on the basis of the maximum number of units offered.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(A), may determine.

PROSPECTUS

Pro Financial Holdings, Inc., a Florida corporation, is offering for sale a minimum of 975,000 units and a maximum of 1,400,000 units.. Each unit consists of one share of our common stock and one warrant to purchase one share of common stock. The offering price is $10.00 per unit. The units will be offered on a best-efforts basis by certain of our executive officers and directors. No person will receive any commission or other form of remuneration for any such sales. Pro Financial is a proposed bank holding company for ProBank (In Organization). There is no established market for our common stock and warrants, and we do not expect one to develop after the offering.

●
This offering will begin on March ___, 2007, and continue for an initial period of 90 days, unless extended by our directors, in their sole discretion and without notice, for a period of up to an additional 90 days.

●	The offering will remain open until the earlier of:

● All 1,400,000 units have been sold;

● The offering period has expired; or

● Pro Financial elects in its sole discretion to terminate the offering.

See “Risk Factors” beginning on page 4 for a discussion of certain risks that should be carefully considered by prospective investors.

We will use the proceeds from the offering for various organizational and operating expenses in connection with the organization and opening of ProBank (In Organization) a proposed state-chartered commercial bank to be located in Tallahassee, Florida.

We have reserved the right to reject any subscription in whole or in part or to terminate the offering for any reason. Once accepted, a subscriber will not be permitted to withdraw a subscription. If we do not receive subscriptions for a minimum of 975,000 units prior to the expiration date, the entire offering will be terminated. In the event we terminate the offering, all subscription funds, together with any earned interest, will be promptly refunded.

The securities we are offering are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions	Proceeds to Pro Financial*
Per Unit	$10.00	$0	$10.00
Minimum 975,000 Units	$9,750,000	$0	$9,750,000
Maximum 1,400,000 Units	$14,000,000	$0	$14,000,000

*Before deducting an estimated $60,000 in offering expenses.

The date of this prospectus is March ___2007.

PROSPECTUS SUMMARY

The following is a summary of certain information contained in this prospectus and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus. Prospective purchasers are urged to read the entire prospectus carefully.

Pro Financial Holdings

Mailing Address:	P.O. Box 3696
Tallahassee, Florida 32315
Telephone Number:	(850) 383-8107 or (850) 681-PRO1

Pro Financial Holdings, Inc. was incorporated under the laws of the State of Florida on March 29, 2006, for the purpose of operating as a bank holding company pursuant to the Bank Holding Company Act of 1956. Neither Pro Financial nor ProBank has commenced business operations, and neither will do so until this offering is completed and the requisite approvals of the Florida Office of Financial Regulation, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System are obtained.

We are in the process of organizing a new community bank to be called ProBank. ProBank will be an FDIC insured, Florida-chartered commercial bank headquartered in Tallahassee, Florida. The bank intends to focus on relationship banking, personalized service and direct customer contact and will work to develop a reputation as a community bank involved in the communities it serves. ProBank’s main office will be located at 536 North Monroe Street, in Tallahassee, Leon County, Florida. ProBank will operate as a full service commercial bank with primary emphasis upon high quality service directed at meeting the financial needs of the individuals and businesses residing and located in and around Tallahassee, Florida. The bank will offer a variety of traditional banking services, including checking and savings accounts; commercial, installment, mortgage, commercial real estate, and personal loans; safe deposit boxes, drive-up and ATM services. It is anticipated that ProBank will commence business operations sometime during the second quarter of 2007, or as soon after as practicable.

There is presently no market for our securities and we do not anticipate one developing after the offering. Therefore, it may be difficult for you to sell your securities, as only an informal market between buyers and sellers may develop.

Use of Proceeds

We will use the proceeds of the offering to purchase 100% of the to-be-issued capital stock of ProBank; to provide working capital for Pro Financial to commence its business operations (including officers’ and employees’ salaries); to redeem the preferred stock issued to our organizers to pay expenses in connection with the formation of Pro Financial, the organization of ProBank, and this offering; and for other corporate purposes. Proceeds not used to purchase Bank stock will be used to fund future capital requirements of ProBank, as well as for other permissible investments for bank holding companies, including the possible acquisition of other financial institutions.

The Offering

Securities offered
Up to 1,400,000 units consisting of one share of common stock and one warrant to purchase one share of common stock. We must sell a minimum of 975,000 units, and have set a maximum of 1,400,000 units to be sold in this offering.

Price Terms of warrants
$10.00 per unit.

Units will each contain one warrant. Each warrant will entitle the holder thereof to purchase one share of additional common stock for $10.00 per share during the three-year period following ProBank’s opening for business. The Board may extend the term of the warrants for up to six months and may call them upon 30 days notice after ProBank has been open for six months. The warrants are not transferable except under certain circumstances.

Purchase limitations
Except for our directors who may purchase up to 5% of the outstanding units and employees who may purchase as few as 500 units, subscribers must subscribe for a minimum of 2,500 units and may not subscribe for more than 50,000 units.

Best efforts offering
Units will be offered through our executive officers and directors who will receive no compensation for such sales. Units are being offered on a best efforts basis. This means there is no guarantee that we will be able to sell all or any of the securities offered.

Risk factors	Before investing, you should carefully consider the “Risk Factors” section beginning on page 4..

Questions About the Offering

Questions concerning the offering should be directed to Bryan Robinson., President and Chief Executive Officer or directors Edward W. Dougherty, Jr., Roger K. Hobbs, Peter Rosen or Art Wimberley, at Pro Financial Holdings, Inc., 536 North Monroe Street, Tallahassee, Florida 32301-1260 Telephone Number: (850) 383-8107.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks below and other information in this prospectus before deciding to invest in our common stock.

We have incurred capital losses since we commenced operations and we are likely to continue to incur losses in the future.

We expect to incur significant losses before we open for business, and can offer no assurance that we will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in banking industry. There is a risk that we may never become profitable.

Our primary asset will be the stock we will own in ProBank, and our profitability will be dependent upon its successful operation. Although we anticipate that we will open ProBank in the second quarter of 2007, we can offer no assurance as to when, if at all, this will occur. Any delay in opening the bank will increase our pre-opening expenses and postpone our realization of potential revenues. Such a delay would cause our accumulated deficit to increase as a result of continuing operating expenses, including lease payments, salaries and other administrative expenses..

Our securities have no trading market and one may never develop, which will limit your ability to sell your securities.

Presently there is no market for our securities, and there can be no assurance that a public market will develop for such securities upon completion of this offering or that substantial trading activity in the shares will occur for several years, if at all. The presence of buyers and sellers in numbers sufficient to create an active market in the future will depend on the individual decisions of persons who may wish to buy or sell the common stock and we will not be able to control those decisions. Furthermore, we do not intend to list our securities on a national securities exchange or to qualify our securities for quotation on NASDAQ or any other national securities exchange. Therefore, there will not be a liquid market for such securities. You may find it difficult or impossible to liquidate your investment at a time when you may wish to do so. You may, therefore, be required to bear the economic risks of this investment for an indefinite period of time..

The offering price may exceed the fair market value of our shares which would cause an immediate decrease in the value of your investment.

Prior to the offering, there has been no active trading market in our common stock. The offering price bears no relationship to the amount of our assets, book value, shareholders’ equity or other typical criteria of value, and may exceed the fair market value of our shares and the price at which shares may be sold after the offering. Consequently, you may lose a portion of your investment simply as a result of our inaccurately determining the offering price.

We do not have any operating history.

We have recently formed Pro Financial and do not have any operating history. We will not have any initial business activities other than leasing property for ProBank’s corporate headquarters, completing the organization of ProBank, working to become a bank holding company and investing the proceeds of the offering. Because of our lack of operating history, you do not have access to the type and amount of information that would be available to a purchaser of the securities of a financial institution or holding company with an operating history.

We may need to raise additional capital, which could dilute your ownership interest if the sale is at a price less than the price per share in the offering.

We may need to raise additional capital in the future to support our business, expand our operations, or maintain minimum capital levels required by our bank regulatory agencies. If we do sell additional shares of common stock to raise capital, we may sell shares at a price less than what is being paid in this offering, which would dilute your ownership interest. Such dilution could be substantial.

Our executive officers and directors will have substantial control over Pro Financial after the offering, which could delay or prevent a change of control favored by our other shareholders.

Our executive officers and directors, if acting together, may be able to significantly influence all matters requiring approval by our shareholders, including election of directors and the approval of mergers or other business combination transactions. The interest of these shareholders may differ from the interests of other shareholders. Our executive officers and directors have expressed their intent to purchase approximately 276,500 units, representing approximately 28.7% of the total number of shares outstanding based on a minimum of 975,000 shares outstanding, and 19.8% based on a maximum of 1,400,000 shares outstanding (excluding warrants) after the offering is completed. As a result, our executive officers and directors could approve or cause us to take actions of which you disapprove or that may be contrary to your interests and those of other investors.

Certain provisions of Florida law and Federal Regulations may discourage or prevent a takeover of Pro Financial and result in a lower market price for our common stock.

Florida law and certain federal regulations contain anti-takeover provision that apply to us. These provisions could discourage potential buyers from seeking to acquire us in the future, even though certain shareholders may wish to participate in such a transaction. These provisions could also adversely affect the market price of our common stock.

We may not succeed in implementing our business strategy

We may not be able to effectively manage the expansion of our operations, or achieve the rapid execution necessary to achieve profitability. We may not succeed in implementing our business strategy and, even if we do succeed, our strategy may not have the favorable impact on operations that we anticipate. If we are unable to manage growth effectively, or to otherwise implement our business strategy, our business and the value of your investment could be materially adversely affected.

If we cannot attract quality loans and deposits, we will not be able to grow.

Our ability to increase our assets depends on our ability to attract additional deposits at competitive rates and to attract quality loans to fund with those deposits.

We may not be able to compete with our competitors for larger customers, because our lending limits will be lower than theirs.

The financial institutions with which we will compete will have significantly higher lending limits than the Bank. This may adversely affect the Bank’s ability to establish banking relationships with business with larger businesses in our primary market. We will attempt to establish relationships with other community banks in order to sell participations in loans exceeding our lending limits and thereby accommodate customers who need to borrow more than the Bank is permitted of willing to lend, but there can be no assurances that we will be able to establish such relationships.

Some of our borrowers may not repay their loans, and losses from loan defaults may exceed the allowance we establish for that purpose, which may have an adverse effect on our business.

Some of our borrowers may not repay their loans. If a significant number of loans are not repaid, it will have an adverse affect on our earnings and financial condition. The determination of an appropriate level of loan loss allowance is an inherently difficult process based on numerous assumptions. As a result, our allowance for loan losses may not cover actual losses, and future provision for loan losses may adversely affect our earnings.

If adverse economic conditions in our target market exist for a prolonged period, our financial results could be adversely affected.

A prolonged economic downturn or recession in our target market would result in operating losses, impaired liquidity and the erosion of capital. A variety of factors could cause such an economic downturn or recession, including local adverse business developments or natural disasters such as hurricanes.

If real estate values in our target market decline, our loan portfolio would be impaired.

A significant portion of our loan portfolio will likely consist of mortgages secured by real estate located in our market area. Market fluctuations which affect real estate prices could produce a decline in the value of the real estate collateral securing our loans. A reduction in the value of our collateral could increase the number of non-performing loans adversely affecting our financial performance and the value of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or performance after the offering. Also, when we use any of the words “believes,” expects,” “anticipates,” “intends,” “may,” or similar expressions, we are making forward looking statements. Many possible events or factors could affect our future financial results, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include”

●	Legal and regulatory risks and uncertainties;

●	Economic, political and competitive forces affecting us; and

●	The risk that our analysis of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

You should also recognize that all forward-looking statements are necessarily speculative and speak only as the date made. You should also recognize that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct.

TERMS OF THE OFFERING
General

Securities Offered for Sale: We are offering up to 1,400,000 units composed of one share of common stock and one warrant to purchase one share of common stock.

Price per Unit: $10.00 per unit.

Offering Price: The offering price was determined by our Board of Directors and bears no direct relationship to our assets, earnings or net worth, or any other recognized indicator of value.

Common Stock Outstanding: There was no common stock outstanding before the offering. After the offering there will be up to 1,400,000 shares outstanding.

Terms of the Warrants: Units sold in the offering will each contain one warrant. Each warrant will entitle the holder thereof to purchase one share of additional common stock for $10.00 per share during the three-year period immediately following ProBank opening for business.. The Board may extend the term of the warrants for up to six months and may call them upon 30 days written notice six-months following their issuance. The warrants are not transferrable except under certain circumstances.

The warrants will be transferable only:

●	to a parent, sibling, spouse, child or grandchild of the warrant holder;

●	to a pension or profit sharing plan of which the holder or holder’s spouse is a beneficiary;

●	to a business entity or trust owned or controlled by the holder or holder’s spouse; or

●	by court order.

Minimum and Maximum Subscription.

We require a minimum purchase of 2,500 units. The Board has reserved the right to modify this minimum after ________, 2007, should we need to accept smaller subscriptions to meet the minimum offering requirement or to otherwise complete the offering. In addition, we have reserved the right to accept smaller subscriptions from certain of our organizing directors and senior officers, who may purchase a minimum of 500 units. Furthermore, other than our organizing directors, no subscriber will be permitted to purchase units which will cause the purchaser to own more than the lesser of 5% of the outstanding shares of Pro Financial common stock after this offering, or 50,000 shares. In addition, we reserve the right to reject, in whole or in part, any subscription.

Over subscription privilege.

In the event the offering is oversubscribed, we reserve the right to increase the number of shares offered by up to an additional 140,000 units, for a total of up to 1,540,000 shares, and to sell such shares on the same terms and conditions as the first 1,400,000 shares.

Offering Period.

The initial offering will terminate at 5:00 p.m. Eastern Standard Time, on _______________ 2007, but we may extend the offering without notice, for up to an additional 90 days. The offering will continue until the earliest of:

●	all 1,400,000 units have been sold;

●	the offering period has expired; or

●	we elect, in our sole discretion, to terminate the offering.

No Established Market and Determination of Offering Price.

Prior to this offering, there has been no established public market for our securities and there can be no assurance that an established market will develop. The offering price has been arbitrarily determined and is not a reflection of Pro Financial’s book value, net worth or any other such recognized criteria of value. In determining the offering price of the units we considered, among other things, the capital requirements of ProBank’s regulators and general market conditions for the sale of such securities. There can be no assurance that, if a market should develop for our securities, the post-offering market prices will equal or exceed the initial offering prices.

In addition, we will continue to offer our common stock to warrant holders on a continuous basis until 36 months following the date ProBank commences operations, unless the warrants are called or their terms are extended, as described elsewhere in this prospectus. During this period, we will issue stock upon receipt of exercised warrants and the exercised funds.

Conditions of the Offering.

The offering is expressly conditioned upon fulfillment of the following conditions on or prior to the expiration date. The offering conditions, which may not be waived, are:

●	Not less than $9,750,000 shall have been deposited with the escrow agent and accepted by us;

●	ProBank shall have received conditional approval from the Florida Office to charter ProBank and conditional approval of its application for deposit insurance from the FDIC; and

●	We shall not have canceled this offering prior to the time funds are withdrawn from the escrow account.

Escrow of Subscription Funds

Until the offering conditions have been met, all subscription funds, and documents tendered by prospective investors will be placed in an escrow account with The Bankers’ Bank [Georgia] serving as escrow agent, pursuant to the terms of our Escrow Agreement, which is attached to this prospectus as Appendix A. If all of the offering conditions are met, we will certify such fact to the escrow agent and the escrow agent will release to us all subscription funds, and any earned income.

Once the minimum number of units have been sold, and the subscription proceeds have been deposited with the escrow agent, we will release the subscription proceeds, along with the pro-rata earnings attributable to those units purchased by the organizers in order to repay the line of credit, redeem any outstanding preferred stock, and to continue to fund the organization of the bank. Subscription proceeds attributable to the remaining subscribers will be held in the escrow account until all of the remaining conditions of the offering have been met.

Pending disposition of the escrow account, the escrow agent is authorized, upon our instructions, to invest subscription funds in direct obligations of the United States Government, in overnight repurchase agreements collateralized at 102% with obligations of the United States Treasury or United States Government Agencies.

In the event the offering conditions are not met by the expiration date, the escrow agent shall promptly return to the subscribers their subscription funds remaining in the escrow account, together with their share of any income earned on the investment of the funds held in the escrow account. Each subscriber’s proportionate share of any escrow account earnings shall be that fraction: (i) the numerator of which is the dollar amount of such subscriber’s tendered subscription multiplied by the number of days between the acceptance of the investor’s subscription and the termination of the offering; and (ii) the denominator of which is the aggregate of all subscribers’ numerators, defined in (i).

We can give no assurance that subscription funds can or will be invested at the highest rate of return available or that any income will be realized from the investment of subscription funds. If all offering conditions are satisfied, and we withdraw the subscription funds from the escrow account, all earnings on such account shall belong to Pro Financial.

The Banker’s Bank [Georgia], by accepting appointment as escrow agent under the escrow agreement, in no way endorses the purchase of our securities.

Failure of Bank to Commence Operations

The Florida Office requires that a new state bank open for business within 12 months after receipt of conditional approval. We anticipate that ProBank will open for business sometime in the second quarter of 2007. Because final approval of ProBank’s charter and application for deposit insurance are conditioned on our raising funds to capitalize ProBank at $9,500,000, we expect to issue shares of common stock before ProBank has obtained all final regulatory approvals. In the event that we issue common stock and the Florida Office does not grant ProBank final regulatory approval, we will promptly return all subscription funds and interest earned thereon, less all incurred expenses.

Once we issue shares of common stock, the offering proceeds may be considered part of our general corporate funds and be subject to the claims of our creditors, including claims against us that may arise out of actions of our officers, directors, or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the offering prior to ProBank’s commencement of operations. If such an attachment occurs and it becomes necessary to pay the subscription funds to shareholders because of failure to obtain all necessary regulatory approvals, the payment process might be delayed; and if it becomes necessary to pay creditors from the subscription funds, the payment to shareholders might be further reduced..

Plan of Distribution and How to Subscribe

We may cancel this offering for any reason at any time prior to the release of subscription funds from the escrow account, and accepted subscriptions are subject to cancellation in the event that we elect to cancel the offering in its entirety.

Units will be marketed on a best-efforts basis exclusively through certain directors and executive officers of Pro Financial and ProBank, none of whom will receive any commissions or other form of remuneration based on the sale of our securities. In the event, however, that the offering conditions have not been satisfied by _________, 2007, we may engage an underwriter to sell units on a best-efforts basis and such underwriter would receive a commission based upon such sales. It is anticipated that commissions paid to an underwriter, if retained, will not exceed 7% of the $10.00 per unit sales price and that other expenses of such underwriting will not exceed an aggregate of $50,000. We do not, however, anticipate having to retain an underwriter in this offering.

As soon as practicable, but no more than 20 business days after receipt of a subscription, our subscription committee will accept or reject such subscription. Subscriptions not rejected within this 20 business day period shall be deemed accepted. Once a subscription is accepted, it cannot be withdrawn by the subscriber. Payment from any subscriber for units in excess of the amount of securities allocated to such subscriber, if any, will be refunded by mail, without interest, within 20 business days of the date of rejection. Certificates representing shares of common stock and warrants, duly authorized and fully paid, will be issued as soon as practicable after funds are released to us from the escrow account.

Subscriptions to purchase units can be made by completing the appropriate Order Form enclosed with this prospectus and delivering one to our offices located at 536 North Monroe Street, Tallahassee, Florida 32301, or mailing one in the enclosed self-addressed envelope to P.O. Box 3696, Tallahassee, Fl 32315. Full payment of the purchase price must accompany any subscription. Failure to pay the full subscription price shall entitle us to reject the subscription. No Order Form is binding until accepted by us. In our sole discretion, we may refuse to accept any subscription in whole or in part, for any reason whatsoever.

After a subscription is accepted, we may not cancel the subscription unless all accepted subscriptions are cancelled. All subscription amounts must be paid in United States currency by check, bank draft or money order payable to: The Bankers Bank [Georgia], Escrow Agent for Pro Financial Holdings, Inc. A subscription will only be accepted in writing by Pro Financial..

USE OF PROCEEDS

We intend to contribute at least $9,500,000 of the proceeds of the minimum offering in cash to ProBank, and retain the remainder of the net proceeds of the offering for general corporate purposes and for future contributions to ProBank..

In order to provide funds for the payment of initial organizational, pre-opening and other expenses, our organizers initially advanced $100,000.00 to Pro Financial. Pro Financial’s obligation to repay these advances has been extinguished in exchange for the issuance of 1,000 shares of redeemable preferred stock. The preferred stock is redeemable by Pro Financial for $100 per share at any time and does not mandate the payment of any dividend, but will have a distribution preference over common stock in the event of a dissolution of Pro Financial.. A portion of the shares of preferred stock will be redeemed prior to the completion of this offering and the balance will be redeemed using a portion of the proceeds of the offering..

We have obtained a $325,000, unsecured loan from The Bankers Bank [Georgia], in order to purchase approximately 20.3% of the ownership interest in the limited liability company that owns our headquarters building. In addition, we have obtained an unsecured line of credit in the amount of $625,000 to fund our organizational costs. The loan and the line of credit are both guaranteed by each of our directors. As of the date of this prospectus we have drawn approximately $_____,000 on this line of credit.

A portion of the proceeds of the offering will be retained by Pro Financial for general corporate purposes and to fund any additional capital needs of ProBank.. Since banks are regulated with respect to the ratio that their total assets may bear to their total capital, if ProBank experiences greater growth than anticipated, it may require the infusion of additional capital to support that growth. We anticipate that the proceeds of the offering will be sufficient to support ProBank’s immediate capital needs and will seek, if necessary, long and short-term debt financing to support any additional needs; however, management can give no assurance that such financing will be available on terms acceptable to management.

The proceeds from the sale of units are estimated to be a minimum of $9,750,000 and a maximum of $14,000,000 before deducting any offering expenses.

[Table follows this page ]

The proceeds from this offering will be applied as follows:

	Minimum	Maximum
Capitalization of ProBank	$9,500,000	$9,500,000
Repayment of The Bankers Bank [Georgia] loan	-	325,000
Offering Expenses	60,000	60,000
Redemption of Preferred Stock	100,000	100,000
Working Capital	90,000	4,015,000
Total	$9,750,000	$14,000,000

ProBank will apply its $9,500,000 capitalization as follows:

Investments	$8,086,500
Pre-opening expenses	487,500
Fixed Assets	350,000
Furniture, Fixtures and Equipment	476,000
Other Assets	100,000

Total	$9,500,000

After it opens, ProBank will liquidate investments on an as-needed basis to fund loans and for working capital.

[ Intentionally left blank ]

CAPITALIZATION

The following table sets forth the pro forma capitalization of Pro Financial, depending on the number of units sold in the offering, not counting any eventual exercise of warrants (total minimum of 975,000 units and maximum of 1,400,000 units):

	At December 31, 2006	Pro Forma Capitalization Based Upon Minimum Offering		Pro Forma Capitalization Based Upon Maximum Offering
Stockholders’ Equity’ Preferred Stock $0.01 par value per share $100 liquidation value per share 1,000, 0 and 0 shares outstanding, respectively(1)	$100,000	$0	(2)	$0	(2)
Common Stock $0.01 par value per share, 975,000, and 1,400,000 shares outstanding, respectively	-	9,750		14,000
Additional Paid-In Capital	-	9,680,250	(3)	13,926,000	(3)
Retained Earnings (Loss)	(237,112)	(237,112)		(237,112)
Total Stockholders’ Equity	$(137,112)	$9,452,888		$13,702,888
Book Value Per Common Share	$-	$9.70		$9.79

(1)	An additional ______ shares of preferred stock were issued in March, 2007 which may also be redeemed with the proceeds of the offering.

(2)	All outstanding preferred stock will be redeemed prior to the close of the offering period or with a portion of the offering proceeds.

(3)	Taking into account $60,000 in estimated offering expenses.

DESCRIPTION OF PROPERTIES

Our main office will be located at 536 N. Monroe St. in an existing 20,000 sq. ft. building in Tallahassee, Florida known locally as the “Moon Jewelers Building.” The bank will initially lease 5,000 sq. ft. for a term of 5-years, of which 1,500 sq. ft. will be for lobby space and 3,500 sq. ft. will be for office quarters and back room operations. The location will have a full service lobby; walk up ATM in front of the building, and one drive-thru lane located in the rear of the building. We have an option to renew the lease for another 5-year term. We also have the option to expand our operations into as much as 11,000 sq. ft. over the initial 5-year term, and the option to purchase the building during the third year for $2.9 million, during the fourth year for $3.2 million, and during the fifth year for $3.5 million.

We will open our first branch office at 1812 North Martin Luther King Blvd. shortly after the opening of the main office.. We will also lease this location for 5-years with options to renew the lease for two additional 5-year periods. We do not have an option to buy this facility. This location includes a 1,377 sq. ft lobby and six drive-thru lanes. The bank will place a drive-up ATM in one of the six drive-thru lanes.

DIVIDEND POLICY

As Pro Financial and ProBank are both start-up operations, it will be the policy of both Boards of Directors to reinvest earnings for such period of time as is necessary to ensure our successful operations. There are no current plans to pay cash dividends, and future dividend policy will depend on ProBank’s earnings, capital requirements, financial condition and other factors considered relevant by the Boards of Directors.

ProBank will be restricted in its ability to pay dividends under Florida banking laws and by regulations of the Florida Office.. Pursuant to Section 658.37, Florida Statutes, a state bank may not pay dividends from its capital. All dividends must be paid out of current net profits then on hand plus retained net profits of the preceding two years, after deducting bad debts, depreciation and other worthless assets, and after making provision for reasonably anticipated future losses on loans and other assets. Payments of dividends out of net profits is further limited by Section 658.37, which prohibits a state bank from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless ProBank has transferred at least 20% of its net profits for the preceding year to its surplus (in the case of an annual dividend). Finally, a state bank may not declare a dividend which would cause ProBank’s capital accounts to fall below the minimum amount required by law or banking regulations.

SUPERVISION AND REGULATION

General

As a registered bank holding company, we will be subject to an extensive body of state and federal banking laws and regulations, which impose specific requirements and restrictions on virtually all aspects of our operations. We are also affected by government monetary policy and by regulatory measures affecting the banking industry in general. These laws and regulations generally are intended to protect depositors and not shareholders.

The following is a brief summary of some of the statues, rules and regulations which affect our operations. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of Pro Financial and ProBank..

Pro Financial Holdings, Inc.

We intend to become a bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, we will be required to file annual reports and other information with the Federal Reserve regarding our business operations and those of our subsidiaries. We will also be subject to the supervision of, and to periodic inspections by, the Federal Reserve.

The Bank Holding Company Act generally requires every bank holding company to obtain the prior approval of the Federal Reserve before:

●	acquiring all or substantially all of the assets of a bank;

●	acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank or bank holding company; or

●	merging or consolidating with another bank holding company.

The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations of the Federal Reserve, require certain steps be taken before a person or company acquires control of a bank holding company. Depending on the particular circumstances, either the Federal Reserve’s approval must be obtained, or notice must be furnished to the Federal Reserve and not disapproved, before any person or company acquires control of a bank holding company, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities, and either” (i) the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934; or (ii) no other person owns a greater percentage of that class of securities immediately after the transaction.

Except as authorized by the Bank Holding Company Act and Federal Reserve regulations or orders, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include making or servicing loans and certain types of leases:

●	engaging in certain insurance and discount brokerage activities;

●	performing certain data processing services;

●
acting in certain circumstances as a fiduciary or investment or financial advisor; providing management consulting services; owning savings associations; and investing in corporations or projects designed primarily to promote community welfare.

In accordance with Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve’s policy, we may be required to provide financial support to ProBank when, absent such policy, we might not deem it advisable to provide such assistance.

Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity, or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve’s determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary bank of the Bank holding company. Federal bank regulatory authorities also have the discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if an agency determines that divestiture may aid the depository institution’s financial condition.

The Sarbanes-Oxley Act of 2002 will also impose significant corporate governance standards on Pro Financial. The primary areas of such regulation concern Board oversight of the auditing process, certification of periodic securities reporting and transactions between officers or directors and Pro Financial.

ProBank (In Organization)

As a state-chartered bank, ProBank will be subject to the supervision and regulation of the Florida Office and the FDIC. ProBank’s deposits will be insured by the FDIC for a maximum of $100,000 per depositor. For this protection, ProBank may be required to pay a semi-annual statutory assessment and must comply with the rules and regulations of the FDIC. The assessment, if any, levied for deposit insurance will vary, depending on the capital position of ProBank, and other supervisory factors. Areas regulated and monitored by ProBank regulatory authorities include:

●  security devices and procedures;

●  adequacy of capitalization and loss reserves;

●  loans;

●  investments;

●  borrowings;

●  deposits;

●  mergers;

●  issuances of securities;

●  payment of dividends;

●  establishment of branches;

●  corporate reorganizations;

●  transactions with affiliates;

●  maintenance of books and records; and

●  adequacy of staff training to carry out safe lending and deposit gathering practices.

Capital Adequacy Requirements

Banks are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC. Until a bank and its holding company’s assets reach $500 million, the capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a non-consolidated basis, unless the bank holding company is engaged in non-bank activities involving significant leverage, or it has a significant amount of outstanding debt held by the general public. The FDIC’s risk-based capital guidelines apply directly to insured state banks, regardless of whether they are subsidiaries of a bank holding company. These requirements establish minimum capital ratios in relation to assets, both on an aggregate basis as adjusted for credit risks and off-balance sheet exposures. The risk weights assigned to assets are based primarily on credit risks. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

Capital is then classified into two categories, Tier 1 and Tier 2. Tier 1 capital consists of common and qualifying preferred shareholders’ equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1 capital, and a limited amount of allowance for credit losses, up to a designated percentage of risk-weighted assets. Under the risk-based guidelines, banks must maintain a specified minimum ratio or “qualifying” capital to risk-weighted assets. At least 50% of a bank’s qualifying capital must be “core” or Tier 1 capital, and the balance may be “supplementary” or Tier 2 capital. In addition, the guidelines require banks to maintain a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions are required to maintain a Tier 1 leverage capital to assets ratio of 3%. All other institutions are required to maintain a Tier 1 leverage capital ratio of 4% or greater, based upon their particular circumstances and risk profiles.

Federal bank regulatory agencies have adopted regulations refining the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank’s financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank’s capital adequacy, the revised capital standards now explicitly include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank’s economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

Federal bank regulatory agencies possess broad powers to take prompt corrective action as deemed appropriate for an insured depository institution and its holding company, based on the institution’s capital levels. The extent of these powers depends upon whether the bank in question is considered “well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized.” Generally, as a bank is deemed to be less than well-capitalized, the scope and severity of the agencies’ powers increase, ultimately permitting an agency to appoint a receiver for ProBank. Business activities may also be influenced by a bank’s capital classification. For instance, only a “well-capitalized” bank may accept brokered deposits without prior regulatory approval, and can engage in various expansion activities with prior notice, rather than prior regulatory approval. However, rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change the capital position of ProBank in a relatively short period of time. Failure to meet these capital requirements could subject ProBank to prompt corrective action regulations of the FDIC, which may include filing with the appropriate bank regulatory authorities a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, ProBank would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless we could demonstrate a reasonable plan to meet the capital requirement within an acceptable period of time.

Dividends

Our ability to pay cash dividends will depend almost entirely upon the amount of dividends that ProBank will be permitted to pay by statute or regulation. Additionally, Florida law provides that we may only pay dividends if the dividend payment would not render us insolvent, or unable to meet our obligations as they come due.

The Florida Office limits a bank’s ability to pay dividends. As a state-chartered bank, ProBank will be subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from ProBank’s capital under certain circumstances without the prior approval of the Florida Office and the FDIC. Except with the prior approval of the Florida Office, all dividends of any Florida bank must be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, a state-chartered bank in Florida is required to transfer at least 20% of its net income to surplus until its surplus equals the amount of paid-in capital.

Other Laws

State usury and credit laws limit the amount of interest and various other charges collected or contracted by a bank on loans. Our loans will also be subject to federal laws applicable to credit transactions, such as the:

●	Federal Truth-In-Lending Act, which governs disclosures of credit terms to consumer borrowers;

●
Community Reinvestment Act, which requires financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low- and moderate-income borrowers;

●
Home Mortgage Disclosure Act, which requires financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;

●	Equal Credit Opportunity Act, which prohibits discrimination on the basis of race, creed or other prohibitive factors in extending credit;

●
Real Estate Settlement Procedures Act, which requires lenders to disclose certain information regarding the nature and cost of real estate settlements, and prohibits certain lending practices, as well as limits escrow account amounts in real estate transactions;

●	Fair Credit Reporting Act, which governs the manner in which consumer debts may be collected by collection agencies; and

●	Fair Debt Collection Act, governing the manner in which consumer debts may be collected.

●	Rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

Our operations will also be subject to the:

●
The privacy provisions of the Gramm-Leach-Bliley Act of 1999, which will require us to maintain privacy policies intended to safeguard consumer financial information, to disclose these policies to our customers, and allow customers to “opt out” of having their financial service providers disclose their confidential financial information to non-affiliated third parties, subject to certain exceptions;

●
Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial record; and

●
Electronic Funds Transfer Act and Regulation E, which govern automatic deposits to, and withdrawals from, deposit accounts and customers’ rights and liabilities arising from the use of debit cards, automated teller machines and other electronic banking services.

Interstate Banking and Branching

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. The Interstate Banking and Branching Efficiency Act also removed substantially all of the prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state, however, continues to be subject to applicable state branching laws. Under current Florida law, ProBank will be permitted to establish branch offices throughout Florida, with the prior approval of the Florida Office and the FDIC. In addition, with prior regulatory approval, we will be able to acquire existing banking operations in other states.

Privacy

Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

Anti-Terrorism and Money Laundering Legislation

The Bank is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA PATRIOT Act”), the Bank Secrecy Act, and rules and regulations of the Office of Foreign Assets Control (the “OFAC”). These statutes and related rules and regulations impose requirements and limitations on specified financial transactions and account relationships, intended to guard against money laundering and terrorism financing. The Bank has established a customer identification program pursuant to Section 326 of the USA PATRIOT Act and the Bank Secrecy Act, and otherwise has implemented policies and procedures to comply with the foregoing rules.

Financial Modernization

The Gramm-Leach-Bliley Act of 1999 sought to achieve significant modernization of the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a “financial services holding company.” We have no immediate plans to utilize the structural options created by the Gramm-Leach-Bliley Act, but we may develop such plans in the future.

Proposed Legislation and Regulatory Action

New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating or doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

We are still in the development stage, and will remain in that state until the offering is completed. We have funded our start-up and organization costs through the proceeds from preferred stock which has been issued to our directors. We have entered into lease agreements for both of our proposed office locations on behalf of ProBank.

As of December 31, 2006, we have incurred an accumulated deficit of $237,112. These funds have been spent on salaries, equipment, legal and accounting fees, application fees and other operating expenses.

In our opinion the net proceeds of $9,690,000 from the minimum offering will satisfy our cash requirements for our first years of operation. It is not anticipated that we will find it necessary to raise additional funds to meet expenditures required to operate our business and ProBank’s business over the next 12 months. All anticipated material expenditures for such period have been identified and provided for out of the proceeds of this offering.

We have obtained a $325,000, unsecured loan from The Bankers Bank [Georgia], in order to purchase approximately 20.3% of the ownership interest in the limited liability company that owns our headquarters building. We have also obtained a $625,000 line of credit from the Georgia Bankers Bank. We have drawn on this line to fund additional organizational expenses, and will utilize this line to fund future expenses during the offering. We anticipate that this line of credit will provide us with the necessary liquidity to continue our organizational and pre-opening activities until we complete the offering.

We expect that several months will elapse between the sale of the units and the time the bank will be ready to begin operations. If all required approvals are received, we believe that we will be ready to open for business during the second quarter of 2007. There could, however, be delays in the capital raising process, in the completion of the remodeling of our facilities, or in other preparations needed for us to begin operations. For that reason, we cannot accurately predict when we will open for business, and it could be several months beyond any projected opening date before we are able to begin operating. Delays would result in increases in organizing and pre-opening expenses.

BUSINESS OF PRO FINANCIAL

General

Pro Financial was incorporated under the laws of the State of Florida on March 29, 2006 for the purpose of organizing ProBank and purchasing 100% of the to-be-issued capital stock of ProBank. Pro Financial was formed by group of Tallahassee business and community leaders who believe that there is a significant demand for a locally-owned community bank. We filed our application with the Florida Office to charter ProBank on October 3, 2006 which was deemed compete on December 26, 2006. ProBank filed its application for deposit insurance with the FDIC on October 27, 2006 which was deemed complete on February 2, 2007.

We intend to file an application with the Federal Reserve to become a one-bank holding company when the FDIC approves our application. Pro Financial has been organized as a mechanism to enhance ProBank’s ability to serve our future customers’ requirements for financial services. The holding company structure will also provide flexibility for expansion of our banking business through the possible acquisition of other financial institutions and provision of additional banking-related services, which traditional commercial banks may not provide under present laws.

Under Federal Reserve regulations, Pro Financial is expected to be a source of financial strength to ProBank. Banking regulations will require that ProBank maintain a minimum ratio of capital to assets. In the event that ProBank’s growth is such that this minimum ratio is not maintained, Pro Financial may borrow funds, subject to the capital adequacy guidelines and other restrictions of the Federal Reserve, and contribute them to the capital of ProBank and otherwise raise capital in a manner which is unavailable to ProBank under existing banking regulations.

Pro Financial has no present plans to establish or to acquire any operating subsidiaries other than ProBank; however, it is possible that we may make future acquisitions of financial services companies in the event that ProBank becomes profitable and such acquisitions are deemed to be in our best interests. Such acquisitions would be subject to certain regulatory approvals and requirements.

BUSINESS OF PROBANK

General

ProBank anticipates that it will commence business operations in the second quarter of 2007. We plan to be a full-service commercial bank, but without trust powers. ProBank will offer a full range of interest bearing and non-interest bearing deposit accounts, along with, commercial loans, real estate loans, home equity loans and consumer installment loans. In addition, ProBank will provide such consumer products and services as U.S. Savings Bonds, cashiers checks, safe deposit boxes, bank by mail services, direct deposit and automatic teller services. We will offer these banking services seven days a week, and at hours we believe will meet the needs of our customers. In addition, we intend to maintain a courier service for our commercial customers.

The philosophy of ProBank’s management with respect to its initial operations will emphasize prompt and responsive personal service to members of the business and professional communities of Tallahassee, Florida and the surrounding areas, in order to attract customers and acquire market share now controlled by other financial institutions in our market area. Our prime locations and range of banking services, as well as our emphasis on personal attention and service, prior experience in the market area, prompt decision making and consistency in banking personnel, will be major tools in our efforts to capture such market share. In addition, our proposed officers have substantial banking experience, which will be an asset in providing both products and services designed to meet the needs of our customer base. Our directors are active members of the business community in Tallahassee and their continued active community involvement will provide an opportunity to promote ProBank and its products and services. We intend to utilize effective advertising and one-on-one selling efforts in order to build a distinct institutional image of ProBank and to capture a customer base.

Market Area and Competition

The primary service area of the proposed Bank has been experiencing steady growth in both jobs and banking deposits in recent years. Tallahassee is Florida’s capital city and is the primary residential and commercial center located in the central part of Leon County, Florida. As the state capital with two major universities, Tallahassee provides residents and businesses with a solid economy while enjoying a comparatively low unemployment. Tallahassee’s busiest months occur in March and April, when the Legislature is in session and the college students are finishing up their spring semester.

In the last couple of years, Tallahassee’s downtown area has seen resurgence. The Tallahassee Downtown Improvement Authority and the City of Tallahassee have been implementing a redevelopment strategy to encourage the retail sector to invest in the downtown area. Public infrastructure and civic amenities, development incentives, and other techniques have produced an atmosphere that is investor and user-friendly, fostering the area’s surge in development. According to local market experts, new residential growth is occurring throughout the downtown area largely in the form of high-rise condominiums.

In 2006, ESRI Business Solutions reports that 172,989 people resided within our primary service area. From 2006 to 2011, the primary service area’s population is expected to grow 1.53% per year or increase by 13,672 residents, reaching 186,661 residents in 2011. In comparison, Leon County is growing at a faster rate than the primary service area. In 2006, Leon County’s population totaled 264,231. From 2006 to 2011, the county’s population is projected to grow 1.77% per year for a total gain of 24,272 residents. State-wide the growth rate is 2.4% per year.

The Tallahassee area has experienced tremendous residential growth in the past few years. In recent years, residential growth, mainly in the form of the high-rise condo market has out paced the commercial/retail market. Although the commercial/retail market is lagging, the tremendous amount of residential growth has definitely set the stage for an immediate need from the retail sector.

Information provided by the Tallahassee Downtown Improvement Authority reveals three mixed residential/commercial projects underway in the city. In total, these developments alone comprise at least 405 residential units and 40,000 square feet of mixed use commercial/ retail space. The proposed bank will be strategically located on a high traffic corridor with offices near the Tallahassee downtown area. These locations will have exposure to high traffic volumes from residents and retail shoppers at these three mixed use developments, as well as the already established and future retail and local entertainment venues.

Median age data reflects the slightly youthful nature of the Tallahassee market. The 2006 median age for the Tallahassee area (27.7) is much younger than that of Florida (40.5), and only slightly younger than that of Leon County as a whole (30.6). This trend in youthful nature is driven primarily by the fact that Tallahassee is a college town. Examination of the income distribution for the proposed bank’s market area reveals that 11% of consumers living in the Tallahassee area enjoy household income of $100,000 or more. Another 25% enjoy household incomes between $50,000 and $100,000. An additional 28% of Leon County households have incomes between $25,000 and $50,000. The Leon County market has a high proportion of white collar professionals. Close to three quarters of Leon County employees work in a white collar job (73.1%). A little more than a tenth (11.2%) Leon County employees work in a blue collar occupation.

Leon County enjoys a moderately low unemployment rate, which has fluctuated slightly since 2003. As of 2005, the unemployment rate for Leon County was only 3.3%, lower than the national average of 5.2%. The presence of the state government and the universities contribute to this stable employment condition and low unemployment rate. The drop in unemployment for the county corresponds with the decrease in unemployment for the state as a whole. The State government is the largest employer in Leon County employing a total of 23,137 people. The second largest employer in Leon County is Florida State University with 11,253 employees, while the combined employment in the local public school system and the City of Tallahassee totals 9,307.

TOP EMPLOYERS
LEON COUNTY

EMPLOYER	# OF EMPLOYEES
State government	23,137
Florida State University	11,253
Leon County Schools	5,374
City Of Tallahassee	3,933
Tallahassee Memorial HealthCare	3,641
Florida A&M University	2,958
Leon County	1,645
Publix Super Markets	1,450
Terminal Services Co.	1,000
Tallahassee Community College	838

In 2006, half of Leon County’s residents (50%) worked in the services sector of the economy. Public administration ranks as the second largest employment segment, accounting for almost 20% of the County’s total employment.

EMPLOYED POPULATION BY INDUSTRY

INDUSTRY	% OF POPULATION LEON COUNTY
Services	50.0
Public Administration	19.7
Retail Trade	11.2
Finance/Insurance/Real Estate	5.5
Transportation/Utilities	2.1
Manufacturing	1.8
Wholesale Trade	1.5
Agriculture/Mining	0.3

Financial institutions primarily compete with one another for deposits. In turn, a bank’s deposit base directly affect such bank’s loan activities and general growth. Primary methods of competition include interest rates on deposits and loans, service charges on deposit accounts and the availability of unique financial services products. We will be competing with financial institutions which have much greater financial resources than us, and which may be able to offer more services, unique services and possibly better terms to their customers. We, however, believe that we will be able to attract sufficient deposits to enable us to compete effectively with other area financial institutions.

We will be in competition with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which have recently been targeting traditional banking markets. Due to the growth of the Tallahassee area, it can be anticipated that additional competition will continue from new entrants to the market.

As of June 2005 (the most recent data available), there were 27 financial institutions with 78 branches located within five miles of the proposed bank’s location on North Monroe Street. Deposits among all institutions serving the market as of June 30, 2005 totaled $4.3 billion, up from $4.27 billion in 2004. From 2000 to 2005, deposits increased by $1.8 billion; a compound annual growth rate of 11.4%. The average branch size within the PSA was over $55 million, indicating sufficient room in the market for a new entrant to establish a profitable operation. Capital City Bank and Bank of America lead the market with 14.6% and 13.9% market share, respectively. Both financial institutions operate several branches within the target area. Eleven branches have been added to the Tallahassee market over the past two years, including the first Regions Bank branch in Tallahassee. This reveals an attractive and increasingly competitive market.

We will offer a full range of interest bearing and non-interest bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement and Keogh accounts, regular interest bearing savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. The sources of deposits will be residents, businesses and employees of businesses within our market area, obtained through the personal solicitation of our officers and directors, direct mail solicitation and advertisements published in the local media. We intend to pay competitive interest rates on time and savings deposits. In addition, we will implement a service charge fee schedule competitive with other financial institutions in our market area covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts and returned check charges.

Loan Portfolio

General - We consider the maintenance of a well-underwritten and diversified loan portfolio a prudent and profitable method of employing funds raised through deposits. ProBank’s objective will be to maintain a high quality, diversified credit portfolio consisting of commercial, consumer and mortgage loans. ProBank will originate a minimal amount of subprime and speculative type loans due to the high risk involved in these types of loans. Additionally, we anticipate lower than normal loan-to-value ratios within the loan portfolio due to the wealth and higher annual incomes of Tallahassee residents.

We intend to offer loan products and programs that will be responsive to the business community’s financial requirements. Our borrowers will generally be located within ProBank’s primary trade area, Tallahassee.. Our secondary trade area is defined as the remainder of Leon County along with the adjacent Florida counties of, Gadsden, Jefferson, and Wakulla.

ProBank’s Board of Directors will establish a loan policy which will provide ProBank’s lenders with the discretion necessary to accomplish our lending objectives, while assuring compliance with banking regulations. ProBank Board’s Loan Committee will be responsible for ensuring the soundness of ProBank’s credit policy, adherence to lending policies and compliance with applicable laws, rules and regulations. To fulfill these responsibilities, the Loan Committee will review the adequacy of ProBank’s credit policy on at least an annual basis, review all large loans and monitor the performance of the loan portfolio on an ongoing basis.

ProBank will maintain a loan loss reserve sufficient in management’s opinion to protect ProBank against anticipated and unanticipated losses and management will review the reserve’s adequacy at least quarterly with ProBank’s Board of Directors.

Commercial Loans - We intend to provide commercial loans to the business community to provide funds for such purposes as financing business equipment and commercial real estate. Our emphasis will be on loans secured by commercial real estate, rather than riskier receivables or business inventory loans. Risks of these types of loans include the general business conditions of the local economy and borrowers’ ability to conduct their businesses to generate sufficient profits to repay their loans under the agreed upon terms and conditions. Personal guarantees may be obtained from the principals of business borrowers and third parties to support the borrowers’ ability to service the debt and reduce the risk of non-payment.

Commercial loans may be either short term (one year or less) or intermediate term in nature and may be secured, unsecured or partially secured. Maturities will be structured in relation to the economic purpose of the loan, conforming to the anticipated source of repayment. Interest rates are expected to be originated on a floating rate basis. It is anticipated that loans will be made tied to prime rate. The basis upon which we will set rates over prime will be based upon the risk of the credit facility. We will attempt to place floors and pre-payment penalties whenever possible. In addition, we will attempt to originate fee income on each loan closed through ProBank.

Term loans are those having an anticipated final maturity of more than one year from the initial funding date. Generally, loans extending more than two years will be made pursuant to formal written loan agreements between the borrower and ProBank. Amortization schedules on term loans secured by collateral other than real estate will typically reflect a complete payout within seven years of the funding date. Loans secured by commercial real estate will generally be amortized over 20 years, with five to seven year maturities.

Demand notes may be utilized in connection with certain secured commercial loan transactions where the nature of the transactions suggest that such structure is clearly preferable; however, time notes will be utilized as a matter of routine.

The following types of credit may be considered by ProBank, subject to adequate available resources to monitor and service such credit:

●	real estate development loans secured by a first lien on the property where ProBank is also providing construction and/or permanent financing;

●	term loans secured by machinery and equipment (terms of such loans will be consistent with the purpose, cash flow capacity, and economic life of collateral); and

●
credit lines for short term working capital requirements. All credit lines will be subject to review at least annually and will generally carry a requirement for a minimum 30 consecutive day annual out-of-debt period.

Mortgage Loans - We will offer mortgage loan programs to provide financing primarily for the acquisition or construction of single-family, owner-occupied primary residences. All loans will be structured with an amortization schedule not exceeding 30 years. These loans will be maintained in our loan portfolio and also sold in the secondary market, in order to generate fee income.

Normally, the loan to value ratio of each conventional mortgage will not exceed 80%. However, ProBank will participate with private mortgage insurance companies for the purpose of providing loans with a loan to value ratio of up to 95%. The risk of these loans include our ability to sell the loans to national investors, the frequency of interest rate changes, the financial stability of borrowers and the ability to liquidate foreclosed upon real estate to produce sufficient revenue to prevent a loss.

ProBank will participate in community mortgage programs which are established for the benefit of residents of low to moderate income neighborhoods within ProBank’s trade areas.

Consumer Loans - Consumer loans will be provided to individuals for household, family and personal expenditures. Consumer loans generally involve more risk than mortgage loans because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal. This risk is due to the potential for damage to the collateral or other loss of value, and the fact that any remaining deficiency often does not warrant further collection efforts, In addition, consumer loan performance depends on the borrower’s continued financial stability and is, therefore, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Generally, consumer loans will have a maturity of not longer than six years. The primary type of consumer lending will be for the financing of boats and automobiles, pre-approved liens of credit, home improvements and education. ProBank’s loan policy will provide a specific guideline for the required terms and credit criteria. We expect to make loans secured by second mortgages on real estate and other collateral, as well as making unsecured loans.

During our first three years of operation, we intend to attempt to structure our loan portfolio as follows:

Type of Loan	% of Total Loan Portfolio
Real Estate Construction	9% - 11%
Real Estate Finance	55% - 58%
Commercial	13% - 16%
Personal	17% - 18%

Deposit Generation.

We will compete aggressively for deposits in the Tallahassee market. Among our product offerings will be online business banking, checking accounts, cash management services, safe deposit boxes, travelers’ checks, direct deposit of payroll and social security checks, wire transfers, telephone banking and automatic drafts. We believe these accounts and products are profitable when considering the entire potential customer relationship, which may include other deposit accounts, loans, and sources of fee income.

We plan to offer certificate of deposit promotions designed to attract customers that we intend to cross-sell other services, including loan products. Our goal is to attract customers who will become permanent customers due to more responsive, more personalized, and faster service. We will also seek to garner as much zero interest or low cost deposits as possible.

We will offer a tiered money market/savings product whereby ProBank will pay higher rates on higher deposit balances. We believe this deposit vehicle will allow ProBank to compete with money market mutual funds.

We also intend to focus on relationship banking. Typically, customers are more profitable as the number of services they utilize increases and that the balance in each individual account increases as the total number of accounts increase.

Investments

At the commencement of our first year of operation, management of ProBank anticipates that investment securities will comprise a substantial portion of ProBank’s assets. Initially, we intend to invest primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States and obligations of agencies of the United States. In addition, we will enter into Federal Funds transactions with our principal correspondent banks and anticipate that we will primarily act as a net seller of such funds. The sale of Federal Funds will amount to a short-term loan from us to another bank, usually overnight.

Asset/Liability Management

It will be our objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash management, loan, investment, borrowing and capital policies. Designated bank officers will be responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. We will seek to invest the largest portion of our assets in commercial, consumer and real estate loans.

Our asset/liability mix will generally be monitored on a daily basis with a quarterly report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to ProBank’s Board of Directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on our earnings.

Correspondent Banking

Correspondent banking involve the providing of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint. ProBank will be required to purchase correspondent services offered by larger banks, including check collections, purchase and sale of Federal Funds, securities safekeeping, investment services, coin and currency supplies, over-line and liquidity loan participations and sales of loans to or participations with correspondent banks.

We anticipate that ProBank will sell loan participations to correspondent banks with respect to loans that exceed our lending limit. As compensation for services provided by a correspondent, we may maintain certain balances with such correspondents in non-interest bearing accounts.

Data Processing

We intend to sign a data processing servicing agreement with an outside service bureau. It is expected that this servicing agreement will provide for ProBank to receive a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment loan processing, payroll, central information file and ATM processing.

Employees

Our successful operation will depend to a great extent on the skill, performance and integrity of our management team and employees. In addition to our two current executive officers, we expect that we will employ approximately 21 other full-time officers and employees at the time we begin operations. These employees are expected to be hired in phases prior to our projected opening date.

We intend to provide salaries which are competitive in our market area for employees with comparable experience. We also intend to offer customary benefits to our officers and employees. ProBank’s Board of Directors will make all decisions regarding the salaries, benefit plans and compensation programs to be provided from time to time to officers and employees of the bank.

Effect of Governmental Monetary Policies

Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

MANAGEMENT AND STOCK OWNERSHIP

Our organizing directors are listed below. In addition, B. Bryan Robinson has been proposed as ProBank’s President and Chief Executive Officer and he currently serves as Pro Financial’s President and Chief Executive Officer. These individuals, as a group, intend to subscribe for 276,500 units in the offering, which will equal 28.4% of the 975,000 minimum units required to be sold in order to release funds from the escrow account.

All initial directors’ terms shall expire at the first meeting of shareholders at which directors are elected. In the case of ProBank, it is expected that such a meeting will be held shortly before ProBank opens for business. In the case of Pro Financial, such a meeting will likely occur in April of 2008. Pro Financial’s and the Bank’s executive officers are appointed by the respective Boards of Directors and hold office at the will of the Boards. Any holding company director may be removed, with or without cause, at any regular or special meeting of shareholders called for that purpose by the vote of at least a majority of the outstanding shares of holding company’s common stock. In addition, any director may be removed from office for cause, as defined in the holding company’s Articles of Incorporation, by a majority of the holding company’s disinterested directors.

The following is a brief summary of our directors’ and executive officers’ business, professional and civic experience.

Kathleen B. Atkins-Gunter. Mrs.. Atkins-Gunter is 63 years old, and lives in Tallahassee with her husband Bill Gunter. She is President of Atkins Management & Consulting, Inc., Tallahassee, Florida; President of Two Blondes Liquors & Gifts, L.L.C., Panacea, Florida; and is a Contract Consultant to Rogers, Gunter, Vaughn Insurance, Inc., Tallahassee, Florida. Prior to forming Atkins Management & Consulting in 1998, she served as the Senior Vice President & Chief Operating Officer of Gulf Atlantic Insurance Company, Gulf Premium Finance Company, and Gulf Atlantic Insurance Services, Inc., all of Tallahassee, Florida. From 1970 to 1991 she was employed by Rogers-Atkins Insurance, Inc. serving as Executive Vice President of Operations. She served on the Board of Directors of First Bank of Tallahassee from 1995 to 1999 where she served a term as Vice Chairman of the Board. She has also served on the SouthTrust Bank Regional Advisory Board in Tallahassee. She currently serves as an officer, director or member of a number of local and statewide organizations, including The Governor’s Club Board of Directors; the Florida State University Seminole Boosters Board of Directors; the Tallahassee Memorial Hospital Foundation Board of Directors; the Wakulla County Chamber of Commerce Board of Directors and the Florida Association of Insurance Agents.

Edward W. Dougherty, Jr. Mr. Dougherty is 50 years old, and lives in Tallahassee with his wife and three children. He is a shareholder in the Igler & Dougherty law firm located in Tallahassee, Florida. He has represented financial institutions in complex financial transactions and regulatory matters and in the litigation of those issues arising out of those complex transactions and matters in court and in the administrative forum. He graduated from the University of Notre Dame with a Bachelor of Arts degree in 1978 and from Florida State University College of Law with a Juris Doctor degree (with honors) in 1981. He has practiced law in Tallahassee since being admitted to the Florida Bar in 1982.

Javier I. Escobar, II, M.D. Dr. Escobar, is 38 years old, and lives in Tallahassee with his wife and 3 children. He currently serves as the Medical Director of the Bixler Emergency Center, Emergency Medical Services, and the Chest Pain Center, all at Tallahassee Memorial Hospital. He is a Clinical Assistant Professor at the Florida State University College of Medicine, the Medical Director of LifeNet Air Ambulance, and the Medical Director for the Professional Service Educators in Tallahassee. He currently serves on several medical boards and committees in Tallahassee and surrounding areas. He graduated from The University of California at Los Angeles in 1991 with a B.S. degree and from the University of Connecticut School of Medicine in 1995. He interned and completed his residency in Emergency Medicine at the University of Florida Shands/Jacksonville, Florida.

 Michael W. Forsthoefel, M.D. Dr. Forsthoefel is 52 years old, and lives in Tallahassee with his wife Jana Forsthoefel, M.D. and their eight children. He currently practices Internal Medicine with Southern Medical Group, P.A. where he has been a shareholder since 1983. He is a Clinical Assistant Professor at the Florida State University College of Medicine, where he received the Class of 2006 Outstanding Clinical Professor Award. He is a member of the Tallahassee Memorial HealthCare Board of Directors, is currently the Chair Elect of the Board, and is a member of the Board’s Executive Committee. He graduated from the University of Louisville in 1975 with Highest Distinction with a Bachelor of Arts in Chemistry. He received his Doctorate of Medicine, and his Master’s of Science in Biochemistry from the University of Louisville, School of Medicine in 1979. He completed his residency in Internal Medicine at the VA Medical Center, Emory University Affiliated Hospitals in Atlanta, Georgia in 1982. He received his Diplomat, Internal Medicine from the American Board of Internal Medicine in 1982, and added Qualifications in Geriatric Medicine in 2000. He has been a member of the Rotary Club of Tallahassee since 1986, and has served on several boards and committees in the Tallahassee medical community.

Roger K. Hobbs. Mr. Hobbs is 38 years old and has lived in Tallahassee since 1993 with his wife Denise and son Trevor. He is President & COO of The Twin Action Group since moving to Tallahassee. Twin Action owns the Cabot Lodge at Thomasville Road and a large amount of commercial and residential property in Northeast Tallahassee. He also is the President and Owner of RK Development of Tallahassee, Inc. who has and continues to play a major role in the final developments of Killearn Lakes and Golden Eagle. He is a co-owner of Twin Action Realty, Inc., a Tallahassee area real estate brokerage firm. He is a current member of the Board of Directors of Seminole Boosters, Inc., and graduated from The University of Utah with a B.S. Degree in Economics in 1991.

Allen R. Moyad. Mr. Moayad is 44 years old and was born in Tehran, Iran. He lives in Tallahassee with his wife Patricia and their two children. Mr. Moayad left Iran when he was 12 years old to study in England. After attending boarding schools in England and graduating from Shiplake College Henley-On Thames, he came to the United States in 1981 to visit family, and decided to stay in Tallahassee to continue his education. He graduated from Tallahassee Community College with an AA degree in 1983 and from Florida State University in 1985 with a BS degree in communications. He graduated from the Thomas M. Cooley Law School, in 1989 with a Juris Doctor degree and was admitted to the Florida Bar in 1990. Mr. Moayad practiced law full time in Tallahassee from 1990 until a few years ago, when he elected to take sabbatical and attend to family and other personal business, which includes both real estate investments and international trading activities in the middle east. He currently maintains an “of counsel” relationship with the law firm of Igler & Dougherty, P.A.

Thomas E. Napier. Mr. Napier is 72 years old, and lives in Tallahassee with his wife Juanita. Mr. Napier is retired from the Clerk of the Courts of Leon County, where he worked for eight years. He has served as a member of the Board of Directors of Sunshine State Credit Union from 1990 to 2005 where he has served both as Secretary for three years and Chairman of the Board for nine years. He has also served as Chairman of the Quality Assurance Committee for the Board. In 1999 he was elected as a Director-at-Large to serve on the Board of Directors of the Florida Credit Union League for a three-year term He has also served as the President of the Tallahassee Chapter of Credit Unions for two three year terms.

B. Bryan Robinson. Mr. Robinson is 51 years old, and lives in Tallahassee with his youngest son Brody. Mr. Robinson has served in various positions in the financial institution field for 26 years, most recently as Senior Vice President and Chief Financial Officer of First Capital Bank in Marianna, Florida. Prior to that he served as Executive Vice President and Chief Financial Officer of Premier Bank in Tallahassee, Florida. from 1995 to 2005. He currently serves as the President and Chief Executive Officer of Pro Financial Holdings, Inc. and is the proposed President and Chief Executive Officer of ProBank (in organization). He graduated from Florida State University in 1978 with a Bachelor of Science degree with a major in Accounting and a minor in Finance. He also received his Masters Degree in Banking from the LSU Masters School of Banking in November 2004. He has been a past member and director of the Tallahassee Lions Club.

Peter S. Rosen. Mr. Rosen is 38 years old and has lived in Tallahassee since 1986. He has owned and operated the Benchmark Construction company since 1989. During that time the company has built more than 100 homes ranging in price from $100,000 to $1.5 Million, as well as built and or renovated over 1,000,000 sq. ft. of commercial office space. He formed Cornerstone Realty in 1994 and currently serves as President and Broker of the company. He is currently the owner and developer of nine Tallahassee apartment and/or shopping center properties with a total value in excess of $75 Million. He is a Florida Certified Building Contractor and a Licensed Florida Real Estate Broker. He graduated from Florida State University in 1990 with a Bachelor of Science degree with a major in Real Estate and Business Administration and a minor in Finance.

James S. Sauls. Mr. Sauls is 38 years old and lives in Tallahassee with his wife Shannon and their two children. Mr. Sauls is a native of Tallahassee. He has served as the President of Benchmark Asset Management, Inc., d.b.a. Benchmark Property Management, LLC since 2003. He is currently the Managing Member of SHS Maintenance, LLC, SHS Realty, LLC, and SHS Management, LLC. The main purpose of these companies is the operation of multi-family housing and real estate sales in Tallahassee, Florida. In addition, he is an owner and developer of several multi-family and other real estate projects located in the Tallahassee area. He served as Vice-President and Chief Operating Officer of Coastal Property Services, Inc. in Tallahassee from 1990 to 1998. He graduated from Florida State University in 1994 with a B.S. degree in Accounting. He is a Florida Real Estate Broker, and he received his Community Association Managers License from the Florida Department of Professional Regulation in 2005.

Josh R. Simmons, M.D. Dr. Simmons is 32 years old, and lives in Tallahassee, where he was born, with his wife Dr. Kate Simmons, M.D. He is employed by Bixler Emergency Center as an Emergency Medicine Physician at Tallahassee Memorial Hospital. He also serves as a Clinical Professor of Emergency Medicine at the Florida State University College of Medicine. He graduated from Stanford University with a B.S. Degree in 1997 and the University of Virginia School of Medicine in 2001. He completed his residency in Emergency Medicine at the Carolinas Medical Center in 2004.

M. Steven Turner. Mr. Turner is 65 years old, and lives with his wife in Tallahassee. He is the Managing Partner in the Tallahassee office of Broad and Cassel and has served on the Firm’s Executive Committee for 19 years. He is the Chairperson of the Firm’s Appellate Practice Group and a member of the Governmental Relations Practice Group. Before entering private practice, Mr. Turner served as a federal district court law clerk, an Air Force JAG officer, a Florida Special Assistant Attorney General, and an agency general counsel. Since entering private practice in 1972, Mr. Turner has served as trial and appellate counsel in a broad range of matters, including class actions and cases involving federal, state, and local governments. Mr. Turner is experienced in state and federal court trials, administrative proceedings, and commercial arbitrations, and is a Master of the Bench member of the Stafford American Inns of Court. Mr. Turner has made numerous appearances before the Florida Supreme Court, Florida’s District Courts of Appeal, and the Eleventh Circuit U.S. Court of Appeals. He graduated from Duke University, in Durham, North Carolina, in 1963 with a B.A. degree and from the University of Florida College of Law in Gainesville, Florida in 1965 with a Doctor of Jurisprudence.

Arthur P. Wimberley, Jr. Mr. Wimberley is 55 years old and is a lifelong resident of Tallahassee, where he lives with his wife. He also raised his three grown children in Tallahassee. Mr.. Wimberley is a retired banker who spent almost 30 years in the banking business in Tallahassee. Since his retirement in 2000, Mr. Wimberley has been self-employed as a landlord and real estate manager. He has been a partner of Hillside Apartments of Tallahassee, LLC, an apartment complex located in Tallahassee, since 2002. He is also a managing member of Starling Properties and Development, LLC, a property rental and real estate development company located in Tallahassee, since 1999. Most all of Mr. Wimberley’s banking experience has been in the lending area. His most recent banking experience was as the Executive Vice President in Lending for Guaranty National Bank in Tallahassee from 1997 to 2000. He was also the Senior Vice President of Lending at SunTrust Bank in Tallahassee where he was employed from 1984 to 1997. His other banking experience includes serving as Vice President in Lending from 1974 to 1984 at First Florida Bank in Tallahassee.

The directors and executive officers of Pro Financial and ProBank intend to purchase the number of shares and warrants set forth in the following table, which also specifies the percentage of common stock to be owned by these individuals after completion of the offering.

Name	Position with the Holding Company	Position with the Bank	Number Of Shares	Right To Acquire(1)	Percent of Minimum(2)	Percent of Maximum(3)
Kathleen B. Atkins-Gunter	Director	Director	15,000	15,000	3.03	2.12
Edward W. Dougherty, Jr.	Director	Director	20,000	20,000	4..02	2..82
Javier I. Escobar, II, M.D.	Director	Director	30,000	30,000	5.97	4020
Michael W. Forsthoefel, M.D.	Director	Director	25,000	25,000	5.00	3.51
Roger K. Hobbs	Co-Chairman	Co-Chairman	25,000	25,000	5.00	3.51
	Director	Director
Allen R. Moayad	Director	Director	25,000	25,000	5.00	3.51
Thomas E. Napier	Director	Director	1,000	1,000	0.21	0.14
B. Bryan Robinson	Director &	Director &	10,000	10,000	2.03	1.42
	CEO	CEO
Peter S. Rosen	Co-Chairman	Co-Chairman	53,500	53,500	10..40	7..36
	Director	Director
James S. Sauls	Director	Director	35,000	35,000	6.93	4.88
Josh R. Simmons, M.D.	Director	Director	15,000	15,000	3.03	2.12
M. Steven Turner	Director	Director	20,000	20,000	4.02	2.82
Arthur P. Wimberley, Jr.			2,000	2,000	0.41	0.29
Total (13 people)			276,500	276,500	44.19	32.99

(1) Warrants issued in the offering.

(2) Based on 975,000 shares outstanding and only the listed beneficial owner exercising his or her warrants.

(3) Based on 1,400,000 shares outstanding and only the listed beneficial owner exercising his or her warrants.

While there can be no assurance that the directors will exercise their warrants, it can be assumed that most or all will exercise such rights and will, therefore, acquire additional common stock during the three-year period following the date ProBank opens for business.

All of our organizational expenses have been financed by the issuance of preferred stock to the directors and by draws on our line of credit. In the event that the requisite approvals are obtained, a portion of the proceeds will be used to redeem the preferred stock.

DIRECTOR COMPENSATION

We will not pay our directors or our Bank directors any fees for their service on the Board or Board committees, until we have achieved at least two consecutive quarters of profitable operations. Neither Board has determined the amount of any such fees, but we do not expect such fees to exceed the level of fees typically paid to directors of banks or companies of sizes, profitability or locations similar to us.

We will also not grant any stock options to any of our directors or to our Bank directors until ProBank has opened. Any grant of options will not be effective until the Board adopts a written stock option plan and that plan is approved by the shareholders.

EXECUTIVE COMPENSATION

Neither Pro Financial nor ProBank currently has any formal employment contracts with our executive officers or other employees. We do intend to enter into a written employment agreement with Mr. Robinson at or about the time ProBank commences operations. We also expect to enter into employment agreements with our senior loan officer and our vice president and commercial loan officer at the same time. The terms of the employment agreements will be similar to those of other bank executive officers of similar institutions. On June 5, 2006, we began paying Mr. Robinson a consulting fee of $7,500.00 per month.

At this time, Pro Financial has not adopted any stock based compensation programs for any of its executive officers or other employees. Any grant of options will not be effective until the Board has adopted a written stock option plan and the plan is approved by a majority vote of our shareholders.

TRANSACTIONS WITH RELATED PARTIES

Pro Financial has entered into the follow agreements with related parties:

The main office facility will be leased with an option to purchase from a limited liability company in which we will have a beneficial ownership of approximately 20..3% and the Turner Family Holdings Ltd, of which director Turner has a beneficial ownership, will have a beneficial ownership of approximately 9.4%. The proposed lease was negotiated in good faith by the owners of the building and the organizers. The terms of the lease have been approved by the organizing board of directors. The terms of the lease were deemed by the organizers to be fair and reasonable, and in their opinion, are no more favorable to the owners of the building than amounts which could be charged to others..

The organizers have retained the law firm of Igler & Dougherty, P.A. to act as special counsel to assist them with the organization of the new bank and the proposed bank holding company. Igler & Dougherty’s practice is primarily dedicated to financial institutions and the firm is experienced in the preparation of de novo bank and holding company applications. The firm also has extensive experience with public and private stock offerings. Mr. Edward Dougherty, Jr., one of our directors is a shareholder in the firm; however, Mr. Dougherty, in his capacity as a lawyer in the firm will not be involved in assisting us with the application process. Those services will be provided by other firm lawyers, with the responsible lawyer being Mr. Herbert D. Haughton.

As special counsel, the firm represents the organizing directors as a group, not any one individual organizer. In their capacity as special counsel, the firm will perform various legal services for the organizing group, including assisting the organizing group and its consultants, and management in preparing and filing the requisite applications (including required exhibits) with the Florida Office of Financial Regulation, the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta. In addition, the firm will assist management in the preparation of a registration statement to be filed with the U.S. Securities and Exchange Commission.. As part of their engagement the firm will also be:

●	Reviewing and responding to regulator comments and requests for additional information;

●	Serving as regulatory advisor and liaison throughout the chartering process;

●	Providing advice as to the form of organization and tax treatment;

●	Preparing the Organizers’ Agreement;

●	Preparing Articles of Incorporation, and Bylaws for the Bank and the holding company;

●	Preparation of a holding company Prospectus to be filed with the Securities and Exchange Commission, as well as, a Stock Order Form to be used in connection with the sale of stock;

●	Responding to normal inquiries from the Securities and Exchange Commission regarding the Prospectus.

●	Reviewing and commenting on the Bank’s lease agreements;

●	Assisting management or its consultant in the preparation of the proposed business plan in accordance with OFR and FDIC requirements;

●	Providing advice with respect to the structure of the Board of Directors;

●	Providing advice with respect to the selection of senior officers;

●	Preparation of CEO employment contract, stock option plan or similar plan;

The fee for these services will be paid pro-rata by the holding company and the bank. The total fee for these services is $100,000, of which $30,000 will be paid by the holding company and $70,000 will be paid by the bank. This transaction was negotiated in good faith by the firm and the organizers. We have determined that these fees are fair and reasonable, are no more favorable to the firm than amounts charged by the firm to their other de novo clients, and to the best of our knowledge are comparable with fees charged by other firms assisting Florida de novo bank organizing groups. The engagement letter was approved by our board of directors, all of whom are organizers of the proposed bank (with Mr. Dougherty abstaining from both the discussion and the vote).

DESCRIPTION OF SECURITIES

Pro Financial’s authorized capital stock consists of 1,000,000 shares of preferred stock, of which 5,000 shares have been designated as Series A shares and 9,000,000 shares of common stock, par value $0.01 per share, of which no shares are presently issued or outstanding.

Common Stock

The holders of common stock are entitled to elect the members of Pro Financial’s Board of Directors and such holders are entitled to vote as one class on all matters required or permitted to be submitted to the shareholders of Pro Financial. No holder of the common stock has preemptive rights with respect to the issuance of shares of that or any other class of stock, and the holders of common stock are entitled to one vote per share and are not entitled to cumulative voting rights with respect to the election of directors.

The holders of common stock are entitled to dividends and other distributions if, as and when declared by the Board of Directors out of legally available assets. Upon the liquidation, dissolution or winding up of Pro Financial, the holder of each share of common stock will be entitled to share equally in the distribution of Pro Financial’s assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. The shares of common stock of Pro Financial are not subject to any redemption provisions, nor are they convertible into any other security or property of Pro Financial.. All shares of common stock outstanding upon completion of this offering will be fully paid and nonassessable.

Warrants

In this offering, we will issue warrants to purchase one share of common stock at an exercise price of $10.00 per share. The terms of the warrants are governed by the 2007 Warrant Plan included in this prospectus as Appendix B. In no instance will we issue fractional shares. The warrants will be exercisable for the three-year period immediately following ProBank opening for business. Our Board of Directors, however, may call the warrants upon 30 days written notice, after ProBank has been open for six months. In addition, the Board may extend the term of the warrants for up to six additional months.

The warrants will be transferable only:

●	to a parent, sibling, spouse, child or grandchild of the warrant holder;

●	to a pension or profit sharing plan of which the holder or holder’s spouse is a beneficiary;

●	to a business entity or trust owned or controlled by the holder or holder’s spouse; or

●	by a court order.

Preferred Stock

Our Articles of Incorporation also provide for the issuance of 1,000,000 shares of preferred stock. The Board of Directors is authorized to issue the preferred stock in series and to fix the particular designation of and the rights, preferences, privileges and restrictions granted to and imposed upon each series, all without further approval of our shareholders. We have issued 1,000 shares of Series A Preferred Stock to ten of the holding company directors in order to provide funds for the organization of the bank.. These shares may be redeemed at any time for their purchase price of $100 per share, but the shares do not pay a mandatory dividend. The stock, however, does have a liquidation preference over our common stock, in the event of a liquidation or dissolution of Pro Financial.

Acquisition Offers

Our Board of Directors, when evaluating any offer of another person or entity to: (i) make a tender or exchange offer for any equity security of Pro Financial; (ii) merge or consolidate Pro Financial with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Pro Financial, shall, in connection with the exercise of its judgment in determining what is in the best interest of Pro Financial and its shareholders, give due consideration to all relevant factors, including, without limitation:

●	the social and economic effect of acceptance of such offer on Pro Financial’s present and future customers and employees and those of its subsidiaries;

●	the communities in which Pro Financial and its subsidiaries operate or are located;

●	the ability of Pro Financial to fulfill its corporate objectives as a financial institution holding company; and

●	the ability of its subsidiary financial institutions to fulfill the objectives of such institutions under applicable statutes and regulations.

INDEMNIFICATION

Our Articles of Incorporation provide for the indemnification of directors, officers, employees and agents to the maximum extent permitted by Federal and Florida law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL PROCEEDINGS

There are no material pending legal proceedings to which we are or ProBank is a party or of which any of our properties are subject; nor are there material proceedings known to us contemplated by any governmental authority; nor are there material proceedings known to us, pending or contemplated, in which any director, officer or affiliate or any proposed principal security holder of Pro Financial, or any associate of any of the foregoing is a party or has an interest adverse to Pro Financial or ProBank..

LEGAL MATTERS

Certain legal matters in connection with the shares of common stock and warrants offered will be passed upon for Pro Financial by Igler & Dougherty, P.A., 2457 Care Drive, Tallahassee, Florida 32308, counsel to Pro Financial.

EXPERTS

The financial statements of Pro Financial as of December 31, 2006, and for the period from March 29, 2006 (inception) to December 31, 2006 included elsewhere in the Registration Statement have been included in reliance upon the reports of James D.A. Holley & Company P.A., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing matters.

ADDITIONAL INFORMATION

We will file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. This prospectus constitutes a part of a registration statement filed by us with the Securities and Exchange Commission. This prospectus omits certain of the information contained in the registration statement, and we refer you to the registration statement and the related exhibits for further information with respect to Pro Financial and the securities offered by this prospectus. Any statements in this prospectus concerning any exhibit are not necessarily complete and in such instances we refer you to the copy of such exhibit filed with the Securities and Exchange Commission. Each statement is qualified in its entirety by such reference.

You can obtain and copy the registration statement, including the exhibits, in person or by mail, by paying prescribed rates at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, NE, Washington, DC 20549, or at the Securities and Exchange Commission’s regional offices located at 1401 Brickell Avenue, Suite 200, Miami, Florida 33131. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements that are filed electronically with the Securities and Exchange Commission.

PRO FINANCIAL HOLDINGS, INC.
(A Development Stage Company)

AUDITED FINANCIAL STATEMENTS

For the period from March 29, 2006 (Date of
Incorporation) to December 31, 2006

CONTENTS

Page

Independent Auditors= Report	1

Financial Statements:

Balance Sheet	2

Statement of Operations	3

Statement of Stockholders= Deficit	4

Statement of Cash Flows	5

Notes to Financial Statements	6-8

James D. A. Holley & Co., P.A.
Certified Public Accountants
2606 Centennial Place
Tallahassee, Florida 32308
Telephone (850) 878-2494
FAX (850) 942-5645

INDEPENDENT AUDITORS' REPORT

Pro Financial Holdings, Inc.
Tallahassee, Florida

We have audited the accompanying balance sheet of Pro Financial Holdings, Inc. as of December 31, 2006, and the related statements of operations, stockholders= deficit, and cash flows for the period from March 29, 2006 (date of incorporation) to December 31, 2006. These financial statements are the responsibility of the Company=s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U. S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pro Financial Holdings, Inc. as of December 31, 2006, and the results of its operations and its cash flows for the period from March 29, 2006 (date of incorporation) to December 31, 2006, in conformity with U. S. generally accepted accounting principles.

/s/ James D. A. Holley & Co., P.A.

February 16, 2007

1

PRO FINANCIAL HOLDINGS, INC.
(A Development Stage Company)
BALANCE SHEET
December 31, 2006

ASSETS

Cash	$31,138
Investments	325,000
Furniture and equipment	17,626
Other assets	8,839
$382,603

LIABILITIES AND STOCKHOLDERS= DEFICIT

Liabilities:
Accounts payable	$1,810
Accrued expenses	9,697
Notes payable	508,208
519,715

Stockholders= deficit:
Preferred stock; no par value:
Authorized: 1,000,000 shares
Issued and outstanding: 1,000	100,000
Common stock; $.01 par value:
Authorized: 9,000,000 shares
Issued and outstanding: none issued or outstanding
Deficit	(237,112)
(137,112)
$382,603

The accompanying notes are an integral part of these financial statements.

2

PRO FINANCIAL HOLDINGS, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
Period from March 29, 2006 (Date of Incorporation)
to December 31, 2006

Organizational expenses	$237,112

Net loss accumulated during the development stage	$(237,112)

The accompanying notes are an integral part of these financial statements.

3

PRO FINANCIAL HOLDINGS, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS= DEFICIT
Period from March 29, 2006 (Date of Incorporation)
to December 31, 2006

	Preferred			Total Stockholders=
	Stock	Deficit		Deficit

Issuance of preferred stock	$100,000	$		$$100,000

Net loss accumulated during the development stage			(237,112)	(237,112)
Balance, December 31, 2006	$100,000		$(237,112)	$(137,112)

The accompanying notes are an integral part of these financial statements.

4

PRO FINANCIAL HOLDINGS, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
Period from March 29, 2006 (Date of Incorporation)
to December 31, 2006
Cash flows used in organizational activities during
the development stage:
Net loss accumulated during the development stage	$(237,112)
Increase in other assets	(8,839)
Increase in accrued expenses	9,697
Increase in accounts payable	1,810
Cash flows used in organizational activities during
the development stage	(234,444)

Cash flows used in investing activities:
Purchase of furniture and equipment	(5,981)
Purchase of investment	(325,000)
Cash flows used in investing activities	(330,981)

Cash flows from financing activities:
Notes payable	502,188
Principal reduction of notes payable	(5,625)
Issuance of preferred stock	100,000
Cash flows provided by financing activities	596,563
Net increase in cash	31,138
Cash at beginning of period
Cash at end of period	$31,138

The accompanying notes are an integral part of these financial statements.

5

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Pro Financial Holdings, Inc. (Corporation) was incorporated under the laws of the State of Florida on March 29, 2006, for the purpose of operating as a bank holding company pursuant to the Holding Company Act of 1956. The Corporation plans to acquire 100% of the common stock to be issued by our proposed subsidiary bank, ProBank (in organization). The operations of the Corporation, which initially are intended to consist solely of the ownership of the Bank, have not commenced. Therefore, with the exception of organization costs, which are being expensed as incurred, accounting policies have not been established.

Estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.	INVESTMENTS

The Corporation owns a 20.3% equity investment in Moon Building Investors, LLC. The equity method of accounting is used for this investment since the Corporation does not own a controlling interest. Moon Building Investors, LLC owns a building that is leased to the Corporation under a lease that is effective January 1, 2007, as described in Note 4.

3.	NOTES PAYABLE

At December 31, 2006, the Corporation had unsecured lines of credit available from banks totaling $950,000, with interest at the prime rate minus 1%. Amounts drawn on these lines totaled $502,188 at December 31, 2006. The outstanding draws are due $177,188 on September 21, 2007 and $325,000 on October 6, 2007.

4.	COMMITMENTS

The Corporation entered into two leases for office space for the conduct of bank operations. One of the leases has an initial lease term of five years and commences on January 1, 2007. This lease contains a renewal option for an additional five year term with a 3% annual escalation provision. This lease also has a purchase option under which the property can be purchased for $2,900,000 during the 25th through the 36th month of the lease; $3,200,000 during the 37th through the 48th month; and $3,500,000 during the 49th through the 60th month of the lease. If the lessee does not exercise the option to purchase within lease months 25 to 60, the purchase option expires.

The other lease has an initial lease term of ten years and commences on February 1, 2007. This lease contains a renewal for two additional five year periods with a 3% annual escalation provision.

Both leases require the lessee to pay taxes, insurance, and common area expenses related to the property.

6

NOTES TO FINANCIAL STATEMENTS

Future minimum lease payments with respect to these leases commencing on January 1, 2007 are as follows:

Year
2007	$60,000
2008	126,685
2009	149,385
2010	173,326
2011	212,054
Thereafter	329,940
$1,051,390

5.	CAPITAL STOCK

Common Stock

Our Charter authorizes us to issue 9,000,000 shares of one class of common stock, par value $.01 per share. Each share of common stock shall have the same relative rights and be identical in all respects with every other share of common stock. The holders of common stock are entitled to elect the members of the Board of Directors of the Corporation and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation. Each holder of common stock is entitled to one vote per share. No holder of any class of stock has preemptive rights with respect to the issuance of shares of that or any other class of stock, and the holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. As of December 31, 2006, there were no shares of common stock issued or outstanding.

Preferred Stock

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of 1,000,000 shares of stock in series, and by filing a preferred stock designation certificate pursuant to the applicable laws of the State of Florida, to establish from time to time the number of shares to be included in each such series and to fix the stated value, designation, powers, preferences, and right of the share of each such series and any qualifications, limitations, or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation certificate.

The board of directors has established 5,000 shares of Series A Preferred Stock, $0.01 par value (hereinafter referred to as “Series A Preferred Stock”) which ranks superior to the common stock of the Corporation with respect to the payment of dividends and the distribution of assets. On December 31, 2006, the Corporation had issued 1,000 shares of the Series A Preferred Stock in exchange for cash.

7

NOTES TO FINANCIAL STATEMENTS

The outstanding preferred stock has the following characteristics:

Dividend Rights

The holders of shares of Series A Preferred Stock are entitled to receive dividends or other distributions when and as declared by the Board of Directors, out of funds legally available therefore.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to shareholders, an amount equal to $100 per share of any distribution to holders of Common Stock of the Corporation.

Redemption

The Corporation may redeem shares of Series A Preferred Stock at any time after issuance, at a redemption price of $100 per share. Notice of any redemption shall be given in person or by first class mail, postage prepaid, mailed not less than five days nor more than 30 days prior to the date fixed for redemption to the holders of record of the shares to be redeemed. After the date of redemption and notwithstanding the fact that any shares called for redemption shall not have been surrendered for cancellation, on and after such date the shares represented thereby called for redemption shall be deemed to be no longer outstanding, and all rights of the holders of such shares shall cease except for the right to receive the redemption value of the shares.

No Voting Rights

Except as otherwise required by law, the holders of Series A Preferred Stock shall not be entitled to vote.

Reacquired Shares

Shares of Series A Preferred Stock converted, redeemed, or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized and unissued shares of preferred stock without designation as to series.

No Sinking Fund

Shares of Series A Preferred Stock are not subject to the operations of a sinking fund.

6.	INCOME TAXES

The Corporation has incurred $237,112 in organization expenses and start up costs. The Internal Revenue Code requires amortization of these expenses over 180 months. This will result in a temporary difference in the timing of when these expenses are recognized for income tax purposes and when they are recognized for financial reporting.

8

You should only rely on the information contained in this prospectus or information that we have referred to you. We have not authorized anyone to provide you with other or different information. Information contained in this prospectus was, to the best of our knowledge, correct when it was printed. Some of the information will change after the printing date because Pro Financial continues to engage in organizational activities. The accidental or improper delivery of this prospectus to persons to whom it is unlawful to make an offer under state securities laws, shall not constitute an offer to sell the securities.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Cautionary Statement Regarding Forward-Looking Statements
Terms of the Offering
Use of Proceeds
Capitalization
Description of Properties
Dividend Policy
Supervision and Regulation
Management’s Discussion and Analysis of FinancialCondition and Results of Operation
Business of ProBank
Management and Stock Ownership
Director Compensation
Executive Compensation
Transactions with Related Parties
Description of Securities
Indemnification
Legal Proceedings
Legal Matters
Experts
Additional Information
Audited Financial Statements

Exhibits:
Exhibit A - Articles of Incorporation
Exhibit B - Escrow Agreement
Exhibit C - Warrant Plan

ADDITIONAL DOCUMENTS ENCLOSED
Stock Order Form

Up to 1,400,000 Units

PROSPECTUS

March ___, 2007

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

As provided under Florida law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of duty of care or any other duty owed to Pro Financial as a director, unless the breach of or failure to perform those duties constitutes:

•	a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;

•	a transaction from which the director received an improper personal benefit;

•	an unlawful corporate distribution;

•	an act or omission which involves a conscious disregard for the best interests of Pro Financial or which involves willful misconduct; or

•	an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Article V of Pro Financial’s Bylaws provides that we shall indemnify a director who has been successful in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of Pro Financial, against reasonable expense incurred by him in connection with such defense.

The Bylaws also provide that Pro Financial is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of Pro Financial and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by: (i) a disinterested majority of the board of directors; (ii) a majority of a committee of disinterested directors; (iii) independent legal counsel; or (iv) an affirmative vote of a majority of shares held by disinterested stockholders.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commission. All of such expenses will be paid by underwriting discounts and commissions. All of such expenses will be paid by us. We will not, however, pay for expense such as commissions and discounts of brokers, dealers or agents for the fees and expenses of counsel, if any, for the selling shareholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$860
Accounting fees and expenses	15,000
Legal fees and expenses	30,000
Printing and shipping	4,500
Miscellaneous	9,640
Total	$60,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On November 1, 2006 ten of the Company’s organizers each purchased, in a non-public offering, 100 shares of the Company’s Series A Preferred stock for $100 per share, for a total purchase price of $100,000. The proceeds of the shares have been used to fund the Company’s organizational efforts.

ITEM 27. EXHIBITS

The following exhibits are filed with the Securities and Exchange Commission:

3.1	Articles of Incorporation

3.2	Bylaws

4.1	Specimen Common Stock Certificate

4.2	Form of Warrant Plan

4.3	Specimen Warrant Certificate

5.1	Opinion of Igler & Dougherty, P.A.

10.1	Form of Employment Contract for B. Bryan Robinson

10.2	Form of 2007 Employee Stock Option Plan

10.3	Form of 2007 Director Stock Option Plan

10.4	Copy of Main Office Lease

10.5	Escrow Agreement

23.1	Consent of James D.A. Holley & Co., P.A.

23.2	Consent of Igler & Dougherty, P.A. (Included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

99.1	Stock Order Form

ITEM 28.  UNDERTAKINGS

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution.

(2)
For the purpose of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	An free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer.

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(B)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tallahassee, Florida on March 6, 2007.

PRO FINANCIAL HOLDINGS, INC.

By:	/s/ B. Bryan Robinson
B. Bryan Robinson
President and Principal Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints B. Bryan Robinson, Erin B. Sjostrom and Roger K. Hobbs and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kathleen B. Atkins-Gunte
Kathleen B. Atkins-Gunter	Director	03/02/07

/s/ Edward W. Dougherty, Jr.
Edward W. Dougherty, Jr.	Director	03/02/07

/s/ Javier I. Escobar, II, M.D.
Javier I. Escobar, II, M.D.	Director	03/02/07

/s/ Michael W. Forsthoefel, M.D.
Michael W. Forsthoefel, M.D.	Director	03/01/07

/s/ Roger K. Hobbs
Roger K. Hobbs	Director	03/01/07

/s/ Allen R. Moayad
Allen R. Moayad	Director	03/02/07

/s/ Thomas E. Napier
Thomas E. Napier	Director	03/01/07

/s/ B. Bryan Robinson
B. Bryan Robinson	President, Principal Executive Officer, Director	03/01/07

/s/ Peter S. Rosen
Peter S. Rosen	Director	03/01/07

/S/ James S. Sauls
James S. Sauls	Director	03/01/07

/s/ Josh R. Simons, M.D.
Josh R. Simons, M.D.	Director	03/02/07

/s/ M. Steven Turner
M. Steven Turner	Director	03/02/07

/s/ Arthur P. Wimberley, Jr.
Arthur P. Wimberley, Jr.	Director	03/02/07

EXHIBIT INDEX

3.1	Articles of Incorporation

3.2	Bylaws

4.1	Specimen Common Stock Certificate

4.2	Form of Warrant Plan

4.3	Specimen Warrant Certificate

5.1	Opinion of Igler & Dougherty, P.A.

10.1	Form of Employment Contract for B. Bryan Robinson

10.2	Form of 2007 Employee Stock Option Plan

10.3	Form of 2007 Director Stock Option Plan

10.4	Copy of Main Office Lease

10.5	Escrow Agreement

23.1	Consent of James D.A. Holley & Co., P.A.

23.2	Consent of Igler & Dougherty, P.A. (Included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

99.1	Stock Order Form